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                                                                    Exhibit 99.3


SOURCE: BioChem Pharma Inc.

DATE: APRIL 17, 2000

SUBJECT: NEWS -- For Immediate Release


             BioChem Pharma Announces Amendments to its Agreements
                         with Baxter International, Inc.


Laval, Quebec, Canada -- BioChem Pharma Inc. (NASDAQ: BCHE: TSE: BCH) today announced amendments to its agreements with Baxter International, Inc. (NYSE:
BAX)("BAXTER") concerning BAXTER's acquisition of North American Vaccine, Inc. (AMEX: NVX)("NAVA"). The amendments, which were made to allow for a later than expected closing date, provide for an adjustment in the purchase price and secure financing of NAVA's working capital requirements until closing. The proceeds of the financing will principally be used to repay existing short-term borrowings, to continue building NAVA's inventory of meningitis C vaccine, and to meet other working capital requirements. The amended agreements call for the transaction to close by June 30, 2000.

BioChem Pharma has agreed to support an amended offer of U.S.$6.73 per NAVA share (U.S.$7 in the original agreement), payable in BAXTER stock and cash. In addition, BioChem Pharma has made a U.S.$40-million working capital facility available to NAVA. The loan carries an annual interest rate of 15% and is secured by company assets, including meningitis C vaccine inventories and certain intellectual property. It is repayable in full plus a 25% premium on June 30, 2000 or upon a change in control of NAVA, whichever occurs first. BioChem Pharma is NAVA's largest shareholder, holding approximately 32% of the outstanding common shares. Dr. Phillip Frost, NAVA's second largest shareholder, has agreed to make an additional U.S.$5-million facility available on similar terms and conditions.

BioChem Pharma is an international biopharmaceutical company dedicated to the research, development and commercialization of innovative products for the prevention and treatment of human diseases with a focus in the anti-infective and anticancer areas.

STATEMENTS MADE IN THIS PRESS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS, INCLUDE, WITHOUT LIMITATION, THOSE RELATING TO THE CLOSING OF THE BAXTER INTERNATIONAL, INC. ACQUISITION OF NORTH AMERICAN VACCINE, INC. ACTUAL EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED HEREIN AND DEPEND ON A NUMBER OF FACTORS, INCLUDING THE UNCERTAINTIES RELATED TO THE REGULATORY PROCESS AND THE COMMERCIALIZATION OF NAVA'S MENINGITIS C VACCINE. INVESTORS SHOULD CONSULT THE CORPORATION'S ONGOING QUARTERLY FILINGS, ANNUAL REPORTS AND 40-F FILLINGS FOR ADDITIONAL INFORMATION ON RISKS AND UNCERTAINTIES RELATING TO THESE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO RELY ON THESE FORWARD-LOOKING STATEMENTS. THE CORPORATION DOES NOT UNDERTAKE TO UPDATE THESE FORWARD-LOOKING STATEMENTS.


FOR ADDITIONAL INFORMATION:

Peter McBride (investors)
(450) 978-7771
Michele Roy (media)
(450) 978-7938
Corporate Communications
BioChem Pharma Inc.
E-mail: corpcom@biochempharma.com